Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Forms S-3 (File Nos. 333-121520, 333-107536, 333-87588, 333-51540, 333-82219, 33-64105, 33-58919, 33-53409, and 33-50985) of HCA Inc. of our reports dated March 22, 2007, with respect to the consolidated financial statements of HCA Inc., HCA Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of HCA Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ Ernst & Young LLP
Nashville, Tennessee
March 22, 2007